Exhibit 10.44
BUILDING PAD PURCHASE AGREEMENT
HOLLYMEAD TOWN CENTER
(2 over 2 Condominiums)
     THIS BUILDING PAD PURCHASE AGREEMENT (the “Agreement”) is entered into this 10th day of April, 2006, by and between HM ACQUISITION GROUP LLC, a Virginia limited liability company (the “Seller”) and NVR, INC., a Virginia corporation d/b/a Ryan Homes (the “Purchaser”).
     WHEREAS, Seller is the owner of certain real property in Albemarle County, Virginia (“County”), as more particularly described in the legal description to be attached hereto as Exhibit “A-1”, the Record Plat to be attached hereto as Exhibit “A-2”, and the Site Plan attached hereto as Exhibit “A-3”, each made a part hereof (the “Property”), which Seller intends to develop into a condominium and record a condominium plat in regards thereto (the "Condominium”); and
     WHEREAS, Seller desires to sell, and Purchaser wishes to purchase, the Property in the form of fully developed condominium building pads on which clusters of residential condominium units can be constructed, as more particularly shown on Exhibit “A-3” (the “Building Pads” or individually a “Building Pad”) on which Purchaser intends to construct one hundred seventy (170) two-over-two condominium units (the “Units” or individually a “Unit”), consisting of eighty five (85) upper units (the “Upper Units”) and eighty five (85) lower units (the “Lower Units”) on the Building Pads, pursuant and subject to the terms and conditions hereinafter set forth.
     NOW, THEREFORE, for and in consideration of the mutual promises of the parties as set forth herein, Seller does hereby grant to Purchaser the right to purchase and Purchaser agrees to purchase in fee simple the Building Pads pursuant and subject to the following covenants, conditions, terms and obligations:
     1. INTENTIONALLY DELETED.
     2. ENVIRONMENTAL STUDY. Purchaser shall have a thirty (30) day feasibility period, commencing upon the Effective Date (the “Feasibility Period”), to undertake at Purchaser’s sole expense, an update of the Seller’s Phase I Environmental Assessment of the Property (as updated, the “Environmental Study”). Seller shall deliver upon the Effective Date a true and complete copy of the Phase I Environmental Assessment of the Property to be updated by Seller and true and complete copies of any other environmental studies, reports, documentation, etc. of the Property in Seller’s possession. If Purchaser is not satisfied with the results of its Environmental Study, Purchaser may as a matter of right, terminate this Agreement by written notice to Seller at any time prior to the end of the Feasibility Period and receive a refund of any

Deposit (as hereinafter defined) paid by Purchaser prior to such termination within ten (10) days after receipt by Seller of written notice of said termination. The parties shall thereafter be released from their obligations under this Agreement. In the event Purchaser terminates this Agreement because of the results of the Environmental Study, it covenants and agrees to treat the results of the Environmental Study as confidential.
     3. PURCHASE OF BUILDING PADS. Seller shall sell, and Purchaser agrees to purchase the Building Pads, fully improved and finished in accordance with the provisions of this Agreement and local governmental requirements, in accordance with the terms and schedule described more particularly below:
          3(a) Purchaser agrees to purchase one (1) Building Pad within thirty (30) days after receipt by Purchaser of written notice from Seller that the Conditions Precedent to Settlement (as defined in Paragraph 6) have been met for two (2) Building Pads (the “Completion Notice”) and one (1) Building Pad within one hundred fifty (150) days after receipt by Purchaser of the Completion Notice. Thereafter, Purchaser agrees to purchase a minimum of one (1) Building Pad per quarter, or such smaller number as may remain available subject to this Agreement, the first quarter to commence one hundred twenty-one (121) days after receipt by Purchaser of the Completion Notice, then continuing on a quarterly basis until all of the Building Pads are sold. Quarters shall consist of ninety (90) days. In no event shall Purchaser be permitted to purchase a partial Building Pad.
          3(b) At all times after the issuance of the initial Completion Notice, Seller shall meet the Conditions Precedent to Settlement, as defined herein, for no fewer than the number of Building Pads equal to the minimum number of Building Pads Purchaser is required to purchase over two quarters pursuant to Subparagraph 3(a) above (the “Available Building Pads”). If Purchaser and Seller have not previously agreed upon a delivery schedule for the Building Pads, Purchaser may choose which of the Available Building Pads it will purchase to meet the quarterly Building Pad settlement requirement. Seller shall notify Purchaser in writing of the location of the Available Building Pads upon completion of Seller’s improvements to such Building Pads. Should Seller not comply with the minimum Building Pad offering set forth above, Purchaser may (i) declare Seller to be in default of this Agreement, or (ii) defer the Building Pad purchase schedule as provided in Subparagraph 3(a) and the escalation of the Purchase Price (as hereinafter defined) as provided in Paragraph 3(f) the same number of days Seller is in default, and extend by the same number of days the running of each quarter.
          3(c) Purchaser shall have the right in any quarter to settle on more than the minimum number of Building Pads required to be purchased in such quarter at the Purchase Price then in effect. Purchaser shall receive cumulative credits toward the minimum number of Building Pads required to be purchased in succeeding quarters in excess of the minimum required.
          3(d) Purchaser shall be entitled to more than one (1) settlement per month and shall further be entitled to settle on one (1) or more Building Pads at a time. All settlements shall be held at the offices of NVR Settlement Services, 5875 Trinity Parkway, Suite 180, Centreville, VA 20120 (“Settlement Agent”), at such time or times as Purchaser shall designate by not less than five (5) business days prior written notice to Seller.
          3(e) Purchaser’s option to purchase Building Pads hereunder shall be in full force and effect so long as Purchaser fulfills its obligations hereunder. Should Purchaser fail to purchase the minimum number of Building Pads as required herein during any one quarter, then Purchaser shall be in default.
          3(f) The purchase price for each Building Pad purchased hereunder will be Sixty Seven Thousand Dollars ($67,000.00) per Lower Unit and Eighty Seven Thousand Dollars ($87,000.00) per Upper Unit for each such Unit to be constructed by Purchaser within such Building Pad (the “Purchase Price”). The Purchase Price for each Lower Unit and for each Upper Unit shall increase by one percent (1%) per quarter, commencing on the first day of the third quarter, and on the first day of each quarter thereafter.
          3(g) The sum of Seven Hundred Eighty-Two Thousand Dollars ($782,000.00), in the form of a wire transfer of good federal funds as a good-faith deposit (the “Deposit”) will be delivered by Purchaser to Lawyers Title Insurance Corporation (the “Escrow Agent”), to be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement attached hereto as Exhibit “C” and to be executed along with this Agreement, as follows: (i) Three Hundred Thirty-Two Thousand Dollars ($332,000.00) of the Deposit to be delivered to Escrow Agent within five (5) days of the Effective Date; and (ii) Four Hundred Fifty Thousand Dollars ($450,000.00) of the Deposit to be delivered to Escrow Agent within five (5) of notice from Seller to Purchaser that development of the Property has commenced. The Deposit shall be remitted to Seller and applied to the Purchase Price as hereinafter provided or remitted to Seller in the event of Purchaser’s default hereunder.
     4. INTENTIONALLY DELETED.
     5. SELLER’S OBLIGATION TO PREPARE BUILDING PADS. Seller shall, in accordance with local government requirements and as required herein, at its own cost and expense, promptly and diligently develop and improve the land into fully improved and finished condominium Building Pads by complying with the pad construction requirements as shown on Seller’s approved Site Plan:
          5(a) Submitting all materials to the appropriate authority necessary, pursuant to local government requirements, to obtain all necessary approvals regarding the subdivision and development of fully improved and finished Building Pads promptly and diligently but no later than three months from the Effective Date of this Agreement. Seller shall use due diligence and all reasonable and good faith efforts to obtain all governmental approvals necessary for the development of the Property to be finally approved by the County by no later than December 31, 2006. If, despite the due diligence and good faith efforts of Seller, Seller is unable to obtain such approvals by no later than March 31, 2007, or the approved preliminary plan for the Units permits less than one hundred seventy (170) Units on the Property, then Seller may terminate this Agreement by written notice to Purchaser within thirty (30) days of approval of the preliminary plan, in which event the Deposit shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder. Such notice to terminate shall be invalid unless accompanied by Seller’s direction to Escrow Agent providing for a full refund of the Deposit.
          5(b) Performing overlot clearing and rough grading.
          5(c) Providing required storm drainage structures and facilities; sediment control devices for Seller’s property (but not devices needed for Purchaser’s construction); complete paving of streets; installing sidewalks, as required; curbs and gutters; providing sewer and water distribution systems, street lighting, driveway aprons; erecting street signs and installing front property markers, all as shown on the approved Site Plan.
          5(d) Providing underground telephone, electrical and gas utility lines (if available) and cable television (if available) adjacent to the Building Pad lines.
          5(e) Intentionally Deleted.
          5(f) Except as stated in Subparagraph 5(a) above, the development obligations provided for above which are required for the issuance of building permits shall be complete by June 30, 2007. Private utilities shall be installed by no later than June 30, 2007.
     6. DETAILS RELATING TO SELLER’S OBLIGATIONS. With respect to the obligations of Seller as set forth in Paragraph 5, the following shall apply:
          6(a) Grading. Seller shall cut, fill and grade each Building Pad as necessary to the proper and lawful drainage of such Building Pad before erection of a building thereon in accordance with the Building Location Plan, attached hereto and made a part hereof as Exhibit “D”, and in keeping with the requirements of the applicable governmental authorities. Each Building Pad will be graded to Purchaser’s Building Location Plan so that it will have a balance grade as set forth on Exhibit “D”. Balance grade will mean that when excavation on each Building Pad is complete, the dirt required to meet grading on the Building Location Plan will be self-contained on said Building Pad, including both fill and cut conditions. Seller will notify Purchaser at such time as grading is completed on a given section(s). A “walk through” inspection will be made by a representative of both Purchaser and Seller, and a list of discrepancies if any, will be jointly prepared. Seller will promptly correct said agreed upon discrepancies. When part or all of the foundation, at the design elevation of a Building sited on a given Building Pad, cannot be placed at natural grade capable of supporting such foundation, Seller will supply control house pads with the following dimensions: overall length and width of Building Pad envelope, plus ten feet (10’) on any side starting at the minimum set-back line designated by governmental authority or as designated on Exhibit “D”. Each such fill pad must be certified to Purchaser by a registered engineer, who is approved by Purchaser, to support a footing/foundation of either standard design and specifications or an engineered footing design approved for use by said engineer.
          6(b) Building Pads Cleared. Seller will clear and grub Building Pads per the limits of clearing shown on Exhibit “D”. Building Pads will be delivered free of rubbish and debris.
          6(c) Drainage.
               (1) Seller shall construct and complete all necessary storm drainage facilities as reflected on the approved Site Plan. Seller shall further obtain and record proper instruments establishing easements and rights-of-way needed for off-site storm drainage and other utilities, the same to be unencumbered if so required by the local municipal authority. Seller is responsible for the installation and maintenance of all storm water structures, pipes and all sediment control facilities per the approved, or to be approved, Site Plan. Additionally, the responsibility and liability for the retention facilities rests with Seller. Seller’s maintenance responsibility for the above-mentioned appurtenances shall cease when the same are dedicated to, and accepted by, the applicable governmental authorities or Homeowners Association, whichever applies.
               (2) Seller shall grant any and all easements as may be reasonably required by Purchaser across, over and through the Property for control of on-site storm water relating to the Building Pads conveyed to Purchaser. Said easements shall be free from liens and shall allow for the construction, maintenance and use of drainage facilities and all uses incidental thereto, including silt ponds, swales and riprap. Purchaser shall have the right to dedicate any and all of said easements to public use and to have same accepted for maintenance by the applicable governmental agencies. Upon request, Seller (and all other parties having an interest in such easement) will join in the dedication and execute such instruments as may be reasonably required to effect same. Said easements may be used by Purchaser, its agents, customers, invitees, designees, successors and assigns who acquire Building Pads or Units. Said provisions shall be set forth in full in the deeds of easement and shall be deemed covenants running with the Units. Title to said easements and Purchaser’s rights therein shall be fully insurable under the same requirements with respect to title as are applicable to the Building Pads and/or Units.
          6(d) Water and Sewer Mains. Seller shall install water and sewer mains in the street or in the rear of each Building Pad with laterals to Building Pad lines as shown on the Site Plan. The depth of sewer laterals at the connection points of same shall not exceed four feet (4’) from the top of the curb. Seller shall be obligated to pay any allocation and/or tap fees and off-site charges. Seller shall furnish written evidence of the paid fees and written evidence that such are transferable from Seller to Purchaser. Seller shall clearly mark and locate the sewer and water service for each Building Pad at the location mentioned above.
          6(e) Bonds. Seller will post and maintain street, driveway apron, storm drain, sediment control, front property markers maintenance and all other forms of surety bonds as may be required by the applicable governmental authorities for work to be completed by Seller in connection with development of the Building Pads and the drainage facilities contemplated by this Agreement, whether such facilities are on or off the Building Pads.
          6(f) Dedication to Public. Seller shall cause all streets, roads and other public improvements (including storm drainage facilities) to be constructed by Seller to be dedicated to public use and accepted for maintenance by the applicable governmental authorities or Homeowners Association, whichever applies, at the earliest practical date, but in no event shall the streets or roads in front of or servicing any Building Pad conveyed hereunder to Purchaser or its customers, successors or assigns and storm drainage facilities related thereto be accepted for maintenance later than twelve (12) months after the date of conveyance of the last Building Pad described herein, and each street and storm drainage facility related thereto shall be completed and ready for dedication no later than twelve (12) months after construction of such street.
          6(g) Acceptance by the Homeowners Association. In accordance with Subparagraph 6(f), Seller shall cause all approved private streets, roads, alleys, drives, parking areas, and other private improvements to be dedicated to and accepted for maintenance by the Homeowners Association at the earliest practical date, but in no event shall the streets, roads, drives and/or parking areas in front of or servicing any Building Pad(s) conveyed hereunder to Purchaser or its customers, successors and assigns be accepted for maintenance by such Association later than twelve (12) months after the date of conveyance of the last Building Pad described herein and each such private improvement related thereto shall be completed and ready for dedication and acceptance no later than twelve (12) months after construction ceases on such improvement.
          6(h) Rock. In the event that rock is encountered on any Building Pad by Seller during its grading operation, Seller will blast and/or excavate rock sixteen inches (16”) below the Building Pad to cause the finished Building Pad to conform to the Building Location Plan. Purchaser will reimburse Seller for any blasting of on-lot utility trenches done by Seller on Purchaser’s behalf. The amount of reimbursement shall be determined prior to Seller commencing such work.
          6(i) Quality of Work. All work, materials and improvements to be installed or furnished by Seller will be completed in a good and workmanlike manner and in accordance with and acceptable under the rules, regulations, laws and ordinances of the applicable governmental authorities.
          6(j) Green Space. Seller shall be responsible for landscaping and trees in all areas outside the boundaries of each Building Pad as well as all landscaping and trees to the extent shown on the County approved landscaping plan or Site Plan obtained by Seller. Seller shall be responsible for a permanent entry sign, including landscaping, which shall be shown on the approved Site Plan. Seller shall also be responsible for meeting any state or local requirements for tree conservation or reforestation as shown on the approved Site Plan.

          6(k) Amenities. Seller shall be responsible for the erection of all amenities required pursuant to the approved Site Plan for the Property obtained by Seller.
          6(l) Property Markers. Seller shall install all property markers at the earliest practical time in accordance with all applicable local government codes and requirements or place a bond to cover future installation cost as may be required by same.
          6(m) Poor Soil Conditions. When expandable soils, poorly drained soils, or sink holes are encountered, Seller must remove any such material and replace such soils with proper soils suitable for supporting a footing/foundation and backfill. Replacement soils must be certified to Purchaser by a registered engineer approved by Purchaser. If any unsuitable soils are encountered, Seller will provide soil engineer’s certifications on all Building Pads impacted by such soils.
          6(n) Hazardous Materials. In the event Hazardous Materials (as defined below) are found on any of the Building Pads after conveyance of any such Building Pad by Seller to Purchaser, and shown to be present on the Building Pads prior to such conveyance, Seller shall have the option of (i) remediating such Hazardous Materials in accordance with all applicable laws and regulations, or (ii) repurchasing such affected Building Pad(s) for the Purchase Price paid by Purchaser, plus the costs of such transaction, plus the costs of any improvements installed on such Building Pad by Purchaser. The term “Hazardous Materials” means (A) hazardous wastes, hazardous substances, and toxic materials prohibited or regulated by federal, state or local law, regulation or order, (B) asbestos, (C) gas and oil petroleum products and their byproducts, and (D) Polychlorinated Biphenyls (“PCBs”). Notwithstanding anything to the contrary contained in this Agreement, the failure of Purchaser to provide written notice to Seller of the discovery of Hazardous Materials on any Building Pads within thirty (30) after to laying the foundation for a residential structure on such Building Pad shall be a waiver of any claim or obligation of Seller under this Section 6(n) with respect to that Building Pad. This Subparagraph shall only apply to discoveries of Hazardous Materials made by Purchaser or its subcontractors prior to laying the foundation.
          6(o) Seller/Purchaser Responsibility Checklist. Attached hereto as Exhibit “E” is a list of obligations of Seller and Purchaser (“Checklist”). Should there be any discrepancy between the Checklist and this Agreement, the terms of this Agreement shall prevail.
          6(p) Retaining Walls. Seller shall install retaining walls as shown on the approved Site Plan. Purchaser shall install any retaining walls required for the construction of Purchaser’s improvements which are not shown on the approved Site Plan.
     7. INSPECTION — SELLER IMPROVEMENTS.
          7(a) Prior to settlement on any of the Building Pads pursuant to this Agreement, representatives of Seller and Purchaser shall inspect the improvements relating to this Agreement on all Building Pads and establish a list of deficiencies hereinafter referred to as the “Building Pad Inspection Report” (Exhibit “F-1”). Seller shall use commercially reasonable efforts to repair all deficiencies (except final paving) within thirty (30) days of said Building Pad Inspection Report or as soon thereafter as reasonably possible, but in any event prior to conclusion of Purchaser’s Building Pad construction and in a timely manner designed to insure issuance of occupancy permits as agreed by and between Purchaser and Seller. Seller’s failure to meet these dates shall be a default under this Agreement. Subsequent to settlement, Purchaser shall be responsible for damages to Seller improvements serving the Building Pads not detailed on the Building Pad Inspection Report that are shown to have been caused by Purchaser or its subcontractor. Upon completion of Building Pad construction activity in a given phase, Purchaser and Seller, upon notification of the other, shall meet to complete the “Building Pad Completion Report” (Exhibit “F-2”) to list all deficiencies not listed on the Building Pad Inspection Report. Purchaser shall repair all deficiencies listed on the Building Pad Completion Report within thirty (30) days of notification, at its expense, or at such other time as shall be agreed upon between Purchaser and Seller. In the event Purchaser shall fail to make repairs, then Seller shall make such repairs and receive reimbursement from Purchaser within thirty (30) days of receipt of written demand by Seller. If Purchaser fails to pay any amounts due pursuant to this Paragraph 7, Seller shall have the right to institute collection proceedings against Purchaser for the cost to Seller to make the repairs and to suspend sales of Building Pads under this Agreement.
          7(b) Purchaser’s responsibilities under this Paragraph 7 shall cease upon the first to occur of (i) Purchaser’s repair of any damage to Seller’s improvements as set forth in Subparagraph 7(a), or (ii) payment by Purchaser of any amounts due and owing to Seller by Purchaser as set forth in Subparagraph 7(a).
          7(c) In the event that the parties shall be unable to agree upon the completion of the deficiencies in the Building Pad Inspection Report or Building Pad Completion Report described above, or upon the defects in such allegedly completed items, Rivanna Engineering and Surveying (“Engineer”) shall arbitrate such dispute and the parties agree to abide by the decision reached by the Engineer. The parties also agree to equally share the cost of such arbitration.
     8. PURCHASER’S CONDITIONS PRECEDENT TO SETTLEMENT. The obligations of Purchaser to purchase the Building Pads shall be conditioned upon satisfaction of the following, any of which may be waived by Purchaser in its sole and absolute discretion (the “Conditions Precedent to Settlement”):
          8(a) Unless caused solely by the actions or inactions of Purchaser, Building and plumbing permits must be available for immediate issuance for the construction of Purchaser’s improvements on each of the Building Pads.

          8(b) After expiration of the Feasibility Period referenced in Paragraph 1 above without Purchaser having terminated this Agreement as set forth herein, Purchaser must have accepted the results of the Environmental Study.
          8(c) Seller must have completed its improvements as to the Building Pads including, but not limited to, base paving, such other matters as described in Paragraphs 5 and 6, and correction of the deficiencies listed on the Building Pad Inspection Report prior to settlement. Any Unfinished Items must have been agreed to with a schedule for completion. Seller shall have obtained a fully executed agreement with the electric and gas companies (if available) and shall have paid all required fees, with the exception of connection fees or tap-in charges applicable to individual home sites, which, as to each Lot, shall be reimbursed to Seller at settlement thereof.
          8(d) All conditions of title have been met pursuant to Subparagraph 9(b) hereof.
          8(e) Seller is not in default of this Agreement beyond applicable notice and grace periods.
          8(f) The HOA shall be established pursuant to Paragraph 14.
          8(g) The representations and warranties by Seller contained in this Agreement must be true, correct and valid as of the date of each settlement.
          8(h) Unless not available due solely to the actions or inactions of Purchaser, at all times following the first settlement hereunder, certificates of occupancy, or their equivalent, shall be available to Purchaser, for immediate issuance, upon satisfactory completion of residences upon settled Building Pads, without governmental prohibition or moratoria.
     8A. SELLER’S CONDITIONS PRECEDENT TO SETTLEMENT. The obligations of Seller to sell the Building Pads shall be conditioned upon satisfaction of the following, any of which may be waived by Seller in its sole and absolute discretion (the “Seller Conditions Precedent to Settlement”):
          8A(a) Purchaser shall have performed all of its obligations with respect to this Agreement, and shall not be in default of this Agreement beyond applicable grace and cure periods.
          8A(b) The representations and warranties by Purchaser contained in this Agreement are true, connect and valid as of the date of each settlement.
     9. SETTLEMENT, CONVEYANCE AND TITLE, DEPOSIT CREDITS.
          9(a) The Purchase Price for each Building Pad shall be payable by check or wire transfer of funds from Purchaser at the time of settlement. At the time of settlement, Purchaser shall deposit the Purchase Price, less the Deposit Credit (defined below), if applicable, and Escrow

Agent shall deposit the amount of the Deposit Credit, for each Building Pad being purchased in escrow with the title insurance company, or its agent conducting settlement. Upon consummation of settlement, the Purchase Price, less the Deposit Credit, if applicable, shall be released and delivered to Seller. Commencing with the forty-third (43rd) Unit purchased under this Agreement, the Deposit shall be returned to Purchaser in the form of application towards the Purchase Price of each Unit contained within a Building Pad at the time of settlement of such Building Pad (the “Deposit Credit”) in the amount of Six Thousand One Hundred Nine and 37/00 Dollars ($6,109.37) per Unit.
          9(b) The parties acknowledge that Seller is the record title owner of the Property. Seller covenants that it has full legal, beneficial and equitable ownership of the Property, and that it has the right and power to convey the Property. Indefeasible fee simple title to the Building Pads are to be conveyed hereunder, free of liens, encumbrances, judgments, tenancies, reservations, easements and rights-of-way, subject, however, to the condominium plat, the condominium declaration and those easements, rights-of-way and restrictions shown thereon, matters of record as shown on Seller’s current title insurance policy, and such other easements, lot line adjustments and other instruments as shall be reasonably required for approval of the Site Plan or otherwise, and shall not materially and adversely impact Purchaser’s development of the Units (collectively, the "Permitted Exceptions”). Title is to be marketable and insurable at Purchaser’s cost at standard rates by a title company of Purchaser’s choice, licensed to do business in the Commonwealth of Virginia, without exceptions except as aforesaid and those standard printed exceptions appearing in the policies customarily issued by that company. If Seller cannot convey title as aforesaid, this entire Agreement, or the portion thereof in connection with Building Pads whose title cannot be conveyed, may be terminated, at the option of Purchaser, unless title defects are such as may be readily remedied by legal or other action. If legal or other action is necessary to cure title defects, Seller may promptly undertake such action, at its own expense, whereupon the time for settlements, running of quarters, payment escalation schedule, and all other items hereunder, shall be extended for the reasonable period of time necessary for such prompt action. If title defects are not cured within such reasonable period of time, Purchaser shall have the right to declare Seller to be in default, or to declare this Agreement terminated or Purchaser may elect to extend the time within which Seller shall cure title defects for up to ninety (90) days. In no event shall Purchaser be obligated to take title and pay the Purchase Price for any of the Building Pads if title thereto cannot be conveyed in accordance with the provisions hereof, and no such Building Pads may be annexed or otherwise added by Seller or any third party to the Condominium or Condominium Association established pursuant to this Agreement.
     Notwithstanding anything in this Subparagraph 9(b) to the contrary, Purchaser shall review title to the Property during the Feasibility Period. If Purchaser is not satisfied with its title review, Purchaser may as a matter of right, terminate this Agreement by written notice to Seller at any time prior to the end of the Feasibility Period and receive a refund of any Deposit (as hereinafter defined) paid by Purchaser prior to such termination within ten (10) days after receipt by Seller of written notice of said termination. The parties shall thereafter be released from their obligations under this Agreement.

          9(c) Examination of title, title insurance, title certificate, preparation of Deeds and individual Building Pad surveys are to be at the sole cost of Purchaser, provided, however, that if, upon examination, title is found to be defective and not remedied as hereinbefore provided, Seller agrees to reimburse Purchaser for any such costs reasonably incurred. Cost of transfer taxes, recordation taxes, tax certificates, filing and recording fees are to be shared by Purchaser and Seller, as grantee and grantor, respectively, in accordance with local custom, with Seller paying the “grantor’s” portion of such transfer and recordation taxes, and Purchaser paying all remaining amounts. Seller shall pay a settlement fee not to exceed $400.00 for each Building Pad.
          9(d) Real Estate Taxes are to be prorated to the date of settlement on a calendar year basis. Any and all other assessments, payments, impositions or other charges with respect to the Building Pads, including any charges made, or to be made, for any and all public improvements, whether on-site or off-site, shall not be adjusted at the time of settlement, and shall be borne solely by Seller, including, but not limited to, capital facilities charges and inspection fees. Purchaser shall pay or reimburse at each settlement Seller for half of all County impact fees, up to One Thousand Five Hundred Dollars ($1,500.00) per Unit. Seller shall be responsible for half of all County impact fees, up to One Thousand Five Hundred Dollars ($1,500.00) per Unit, and for all County impacts fees over Three Thousand Dollars ($3,000.00) per Unit. Any sewer or water charges that are placed on a front-foot benefit charge basis and are deferrable to the ultimate purchaser shall not be adjusted at settlement, but shall be assumed by Purchaser.
          9(e) At settlement(s), title to the Building Pads being acquired shall be conveyed by Seller to Purchaser or Purchaser’s designee by Special Warranty Deed, containing the usual covenants of title, in proper form for recording in the County.
          9(f) Prior to any settlements hereunder, Seller shall deliver to Purchaser a “Certification of Non-Foreign Status” which meets the requirements of Section 1445 of the Internal Revenue Code and Internal Revenue Regulations for the purpose of informing the transferee that withholding of Federal taxes is not required.
          9(g) Possession of the Building Pads shall be given to Purchaser or its agents and assigns at the time of settlement, free from any parties in possession.
          9(h) All notices of violations of local ordinances or requirements issued by legal authorities or prosecutions in any Court on account thereof affecting, or against, any of the Building Pads except for violations by Purchaser, shall be defended and complied with by Seller prior to the time of settlement hereunder, and the Building Pads conveyed free thereof.
          9(i) Seller shall pay any agricultural roll-back tax due in connection with the conveyance or deed under any state, county, township, municipal or local law, regulation or ordinance (or any similar tax or assessment) to the date of conveyance. Purchaser shall be responsible for any roll-back attributed to the period of time on and after the date of conveyance.

     10. POST SETTLEMENT OBLIGATIONS. The following obligations of the parties shall survive settlement of the Units:
          10(a) Maintenance of the Property pursuant to Subparagraph 15(b);
          10(b) Work to be performed by Purchaser or Seller pursuant to Paragraph 7;
          10(c) All of Seller’s responsibilities pursuant to the organization and management of the Homeowners Association as required under Paragraph 14 which are not completed by the time Purchaser settles on the Building Pads;
          10(d) Liability for brokerage commissions as set forth in Subparagraph 11(b);
          10(e) Seller’s representations and warranties provided in Paragraph 12, and Purchaser’s representations and warranties provided in Paragraph 13.
     11. DEFAULT; LIABILITY.
          11(a) In the event of any breach, failure or default by Purchaser under the terms of this Agreement to purchase all or any portion of the Property (which breach, failure or default is not remedied or cured by Purchaser pursuant to any other provisions hereof), the Deposit shall be remitted to Seller, and Seller’s sole and exclusive right and remedy shall be to retain the Deposit, or so much thereof as shall not have been previously applied as a Deposit Credit, as full, fixed and liquidated damages, not as a penalty, whereupon this Agreement shall terminate and thereafter Purchaser and Seller shall be relieved of further liability hereunder, at law or in equity; it being the agreement of the parties that except as expressly provided herein or with regard to any obligation to indemnify Seller, Purchaser shall have no liability or obligation for default hereunder except to the extent of the Deposit made herein and other specific obligations, and in no event shall Purchaser’s liability or responsibility for any failure, breach or default in the purchase of all or any portion of the Property hereunder exceed the total amount of the Deposit after application of the Deposit Credit applicable to any Unit closed by Purchaser hereunder, and in no event shall Seller be entitled to specific performance of this Agreement or any other equitable remedies.
          11(b) In the event of any breach, failure or default by Seller to consummate the sale of all or any portion of the Property under the terms of this Agreement (which breach, failure or default is not remedied or cured by Seller pursuant to any other provisions hereof), Purchaser’s sole and exclusive right and remedy shall be to elect either to: (a) terminate this Agreement and receive return of the Deposit, and thereafter Purchaser and Seller shall be relieved of further liability hereunder, at law or in equity, or (b) to seek specific performance of this Agreement; it being the agreement of the parties that except as expressly provided hereunder with regard to any indemnification of Purchaser by Seller, Seller shall have no liability or obligation for default hereunder except to the extent of the return of the Deposit or specific enforcement of this Agreement.
          11(c) Seller and Purchaser warrant that they have made no commitments of any kind regarding brokerage fees, finder’s fees or commissions relative to this Agreement which could incur liability to either party hereto. Seller and Purchaser agree to indemnify and hold each other harmless from any and all liability, loss or damage, including reasonable attorneys’ fees and related costs and expenses arising out of, or resulting from, any and all brokerage claims that may be made against Seller or Purchaser or their successors or assigns arising from this Agreement.
          11(d) Seller agrees to indemnify and hold Purchaser harmless from any claim, liability, loss, damage and/or expense including judgments, costs and attorneys’ fees by reason of injuries to or death of any person or persons, expressly including therein employees of Purchaser, its subcontractors, employees and agents, or loss of or damage to their property or that of any person, firm, association or corporation, however the same shall occur or be caused or by reason of claim of any and every character whatsoever in any manner resulting from, arising out of, or connected with the work, or undertaking performed pursuant to this Agreement by Seller, or acts or omissions of Seller or its employees and agents, whether such acts or omissions be claimed to be negligent or not. This indemnification provision shall not cover the negligence of Purchaser or its subcontractors, employees and agents. Seller shall maintain in full force and effect liability insurance covering damage to property and persons resulting from or connected with such activity.
          11(e) Purchaser agrees to indemnify and hold Seller harmless from any claim, liability, loss, damage and/or expense including judgments, costs and attorneys’ fees by reason of injuries to or death of any person or persons, expressly including therein employees of Seller, its subcontractors, employees and agents, or loss of or damage to their property or that of any person, firm, association or corporation, however the same shall occur or be caused or by reason of claim of any and every character whatsoever in any manner resulting from, arising out of, or connected with the work, or undertaking performed pursuant to this Agreement by Purchaser, or acts or omissions of Purchaser or its employees and agents, whether such acts or omissions be claimed to be negligent or not. This indemnification provision shall not cover the negligence of Seller or its subcontractors, employees and agents. Purchaser shall maintain in full force and effect liability insurance covering damage to property and persons resulting from or connected with such activity.
          11(f) No failure or default by Purchaser or Seller, including failure to timely exercise options, shall result in the termination or limitation of any right hereunder or the exercise of any rights or remedies with respect to such failure or default unless and until Seller or Purchaser shall have been notified in writing and shall have failed to remedy said failure within fifteen (15) days after the receipt of said written notice or if the cure thereof cannot be completed within fifteen (15) days, then a reasonable period of time not to exceed an additional thirty (30) days provided the party diligently and continuously pursues such cure.

     12. SELLER’S REPRESENTATIONS. Seller hereby represents and warrants to Purchaser that:
          12(a) Except as reflected on the Site Plan, the condominium plat or related documents, or previous submissions and proffers approved by applicable governmental authorities, Seller has not made, and will not make, any commitments or representations to the applicable governmental authorities, or to adjoining or surrounding property owners or community or civic associations, which would, interfere with Purchaser’s ability to improve the Building Pads with the construction thereon of residential dwellings built according to Purchaser’s standard design, as reflected in the elevation drawings attached hereto as Exhibit “G”.
          12(b) Seller has granted no person any contract right or other right to the use of any portion of the Building Pads, or the furnishing or use of any facility or amenity on, or relating to, the Building Pads or Units, other than utility easements and other Permitted Exceptions.
          12(c) All contractors, subcontractors, laborers and materialmen performing work upon, or furnishing labor or materials to improve or benefit, the Building Pads or Condominium at Seller’s request have been, or will be, paid in full by Seller. Seller will execute the necessary affidavits and indemnification agreements reasonably required by Purchaser’s title insurance company to eliminate from its Owner’s Title Policies any exceptions to unfiled mechanic’s liens.
          12(d) All necessary dedications to public use with respect to the Building Pads shown or implied from the Condominium Plats, have been, or will be made to the applicable governmental authorities, and Purchaser will incur no legal liability or expense whatsoever with respect to any such dedications.
          12(e) Intentionally deleted.
          12(f) Prior to settlement on any of the Building Pads, all appropriate and necessary governmental approvals shall have been granted with respect to the Property to provide for the improvements contemplated by this Agreement to be provided by Seller to be completed.
          12(g) Prior to, or at the time of, settlement on each Building Pad, all utilities, including, but not limited to, sewer, water, electric, telephone, and gas utility lines (if available), shall be available to Purchaser in adequate capacities for immediate single family residential use and connection at that Building Pad, without governmental prohibitions or moratoria.
          12(h) Prior to, or at the time of, settlement on each Building Pad, building, plumbing connection, and other permits required for the erection of condominium buildings, and use and occupancy permits for finished residences on such Building Pads, shall be available to Purchaser for immediate issuance or, in the case of use and occupancy permits, upon completion of the Units within such Building Pads, without governmental prohibitions or moratoria.

          12(i) Intentionally deleted.
          12(j) Seller is a limited liability company, duly organized and validly existing, licensed under the laws of the Commonwealth of Virginia, and qualified to do business in the Commonwealth of Virginia, in good standing, and that Seller has the authority to execute and perform this Agreement.
          12(k) Seller represents and warrants that it has done nothing to introduce any Hazardous Materials (as defined in Subparagraph 6(n)) onto the Property. In addition, except as shown in the environmental studies or reports obtained by Seller and delivered to Purchaser prior to the date hereof, to Seller’s actual knowledge, no Hazardous Materials exist on the Property or affect the Property.
          12(l) In addition to any other warranty made in connection with this Agreement, Seller warrants and agrees that (i) Seller owns all of the Property to be sold by it under this Agreement, free and clear of all unrecorded mechanic’s liens; (ii) none of the Building Pads are subject to any unrecorded restrictive covenant or equitable servitude of any kind, which would, in any way, limit the free choice of Purchaser, or its assigns, with respect to the nature or location of the residential dwelling to be constructed on any Building Pad; (iii) each of the Building Pads is stable, has been constructed in accordance with Paragraph 6 and other applicable requirements in this Agreement, and to Seller’s actual knowledge is otherwise is suitable for the construction of a residential structure by customary means and without extraordinary site preparation measures; (iv) all of the streets, sewers, water lines and utility facilities installed, or to be installed, by Seller or its subcontractors or agents are, and will be, in compliance with the applicable requirements of law, of good quality and suitable for their intended purpose; (v) all of the Building Pads, as laid out by Seller, are in compliance with the applicable zoning and subdivision requirements; (vi) none of the development site preparation and construction work previously performed in the area has to Seller’s actual knowledge concentrated and diverted surface water or percolating water improperly onto any of the Building Pads or other property.
     The warranties set forth above will survive the conveyance of the Building Pads for a period of eighteen (18) months from the date of the respective settlement date for the applicable Building Pad, and will be for the benefit of Purchaser and its successors and assigns, but only to the extent that (i) Purchaser is unaware of the breach or untruth of such representation or warranty at the time of settlement, and (ii) the amount of such claims exceeds $50,000 in each instance. In addition to the other remedies available to Purchaser at any time but subject to the limitations set forth below, Seller will indemnify Purchaser for, and will save it harmless from, all claims, damages, suits (for injunctive relief or otherwise), and other proceedings and costs of any kind (including Purchaser’s attorneys’ fees) which may be asserted against or incurred by Purchaser at any time hereafter by reason of any allegation or occurrence that involves a breach of any of the warranties provided above.

     All of the foregoing covenants, warranties and representations will be effective, repeated and true at the time of settlement on each Building Pad.
     Notwithstanding anything to the contrary contained in this Agreement, if any of the matters described in Sections 12(f) — (h) are not true and correct in all material respects prior to settlement due to governmental moratorium or other delays outside of the control of Seller, then as Purchaser’s sole and exclusive remedy, the quarterly Building Pad purchase schedule and any escalation of the Purchase Price shall be suspended for an equal number of days, but Seller shall not otherwise be deemed to be in default under this Agreement or in breach of such representation and warranty. Purchaser may terminate this Agreement if such moratorium or any other delays are in effect for more than eleven (11) months cumulatively. In such event, Seller and Purchaser shall be relieved from further liability hereunder, at law or in equity, and any remaining Deposit balance will be refunded to Purchaser.
12A. SELLER’S COVENANTS
          12A(a) Seller will, during the term of this Agreement, keep any mortgage(s) against the Property current and not in default, and pay taxes and other public charges against the Property so as to avoid forfeiture of Purchaser’s rights under this Agreement.
          12A(b) Prior to settlement on any of the Building Pads:
(i)	all appropriate and necessary governmental approvals shall be obtained with respect to the Property to provide for the improvements contemplated by this Agreement to be completed; and

(ii)	all utilities, including, but not limited to, sewer, water, electric, telephone, and gas utility lines (if available), shall be available to Purchaser in adequate capacities for immediate use and connection at that Building Pad.
     13. PURCHASER’S REPRESENTATIONS. Purchaser hereby represents, warrants and covenants to Seller that Purchaser is a duly organized and validly existing corporation under the laws of the Commonwealth of Virginia, qualified to do business in the Commonwealth of Virginia; that Purchaser has the power to execute and perform this Agreement; that all necessary consents and approvals from Purchaser have been obtained; and that the persons executing this Agreement on behalf of Purchaser are duly empowered to bind Purchaser to perform its obligations hereunder.
          To the extent that Purchaser engages in the sale of Units, Purchaser agrees to indemnify Seller and its subsidiary and affiliated corporations and the directors, officers and employees of any of them (collectively called “Indemnities”) for, and to save all of them harmless against, any and all damages, costs, liabilities, judgments, proceedings and other obligations and claims of any kind (including, without limitation, providing legal representation to defend against the same, and/or indemnification to Seller for its reasonable attorneys’ fees incurred either in defense of any such claim, and/or in enforcing the provisions of this condition) which may be imposed on, or asserted against, any of the Indemnitees at any time because of, or in connection with, the development, construction or sale of Units or the ownership, condition and/or use of the Property, or of any portion of the Property. The indemnity and save harmless obligations will also include, without limitation, providing legal representation to defend against the liabilities provided above, and/or indemnification to Seller for its reasonable attorneys’ fees incurred either in defense of any such claim, and/or in enforcing the provisions of this indemnity .
     14. CONDOMINIUM ASSOCIATION/HOMEOWNERS ASSOCIATION.
          14(a) Purchaser and/or Purchaser’s designee (for purposes of this Paragraph 14, together “Purchaser”) shall form an expandable, residential condominium (“Residential Condominium”) and related association (the “Residential Condominium Association”) for the Building Pads conveyed to it and the new homes and other improvements to be built on same by Purchaser (“Purchaser Improvements”) for sale to its residential purchaser/customers (which Building Pads and Purchaser’s Improvements shall be made the units and common elements, whether limited or general, in the Residential Condominium), at Purchaser’s sole cost and expense in compliance with all applicable laws and regulations, under which Purchaser shall serve as the declarant. Seller shall, in turn, form a separate, but related Homeowners Association (“HOA”) at Seller’s sole cost and expense and subject all of the Property [including, but not limited to the aforesaid Building Pads and Purchaser’s Improvements which will comprise the Residential Condominium and the as-planned HOA common areas and amenities, if any (e.g. as-planned clubhouse, pool, private streets, landscaping and entrance monuments, etc.; together, “HOA Amenities”) to an HOA declaration of covenants, conditions and restrictions (the “HOA Declaration”), under which Seller shall serve as the declarant and the architectural review committee, and shall deliver to Purchaser copies of the Declaration, Bylaws, Articles of Incorporation, budget and any other documents required by law to establish a homeowners association (“HOA”) for the Property (collectively, the “HOA Organizational Documents”). All HOA Organizational Documents shall comply with applicable FHA/VA regulations. The Residential Condominium Association members shall also be members of the HOA established by Seller for the Property. Purchaser shall have the opportunity to review the HOA Organizational Documents and upon request by Purchaser, Seller shall promptly make any reasonable changes thereto. The mutual intent of the parties under this Paragraph 14 is that the HOA own, manage and maintain the HOA Amenities and that the Residential Condominium members (i.e. Unit owners) individually own their respective units and collectively own, and the Residential Condominium Association manage and maintain any buildings and common elements (limited or general) to be part of the Residential Condominium. Consistent with the foregoing, Seller shall be responsible for arranging for and financing the management of the HOA during the period of declarant control for the HOA. Similarly, Seller shall be responsible for arranging for and financing the management of the Residential Condominium during the period of declarant control and Seller agrees to act as and/or designate others (acceptable to Purchaser) to act as members of the board and officers of the Residential Condominium

Association during the period of declarant control and to otherwise perform for the Residential Condominium the duties applicable to the HOA set forth in Subparagraph 14(c) during that declarant control period. Seller shall be responsible for any HOA deficits that arise during the developer control period, and Purchaser shall be responsible for a Residential Condominium Association deficits arising during the declarant control period.
          14(b) If the applicable public authorities with jurisdiction (if any) over approvals of the foregoing intended divisions between the HOA and the Residential Condominium defined in Subparagraph 14(a) above withhold and/or refuse approval of this intended division, Purchaser and Seller agree to cooperate with each other to resolve same and, if necessary, to work out an alternative (approvable) arrangement that maintains the above-described HOA/Residential Condominium divisions (including HOA ownership of the HOA Amenities, etc.) to the maximum extent approvable and mutually acceptable to the parties. If despite that required cooperation and the parties’ best efforts in that regard, the only practical solution becomes to subject the entire Property to expandable residential condominium regime to include the above-defined HOA Amenities (hereinafter, the “Greater Condominium”), then that is how the parties shall proceed and all of Seller’s obligations in regard to the “HOA” defined in the following paragraphs shall obligate Seller with equal effect in regard to the Greater Condominium.
          14(c) Seller, through its designees, shall administer the affairs of the HOA and Purchaser shall administer the affairs of the Residential Condominium Association until such time as control is assumed by the individual residential members, including those persons who have purchased dwelling units in the Residential Condominium from Purchaser. During that time, Seller and Purchaser shall employ a professional management company for budget, preparation and management of the Homeowners Association and Residential Condominium, respectively; said management company shall be acceptable to both parties. Seller and Purchaser shall be responsible for the maintenance of the HOA and Residential Condominium common areas, respectively, until such time as maintenance is assumed by the HOA and Unit owner controlled Residential Condominium Association and its members respectively.
          14(d) Seller will convey (without charge) to the HOA the common areas as established by the HOA Declaration. The conveyance shall be subject to rights of ingress and egress and common usage of each member (including all members of the Residential Condominium) in the HOA’s common area. Seller shall bear the cost of preparing and recording the deed conveying the common areas to the HOA.
          14(e) Seller agrees to participate in the preparation of an FHA/VA Application, so long as no costs are incurred by Seller. Seller further agrees to implement changes (to the extent that such changes do not affect the economics of Seller’s project) to plans and documents at Purchaser’s expense, if required, to gain FHA/VA approval; provided, however, that the plans or plats already approved by the local governmental authorities shall not be subject to redesign and resubmission of approval. The time required for obtaining said FHA/VA approval shall not defer the purchase price schedule contained herein.

          14(f) Seller hereby agrees to indemnify and hold harmless Purchaser from any and all claims, liability, loss or expense Purchaser may incur relative to improvements installed or work performed by Seller within the HOA.
     15. MISCELLANEOUS.
          15(a) During the time this Agreement remains in full force and effect, Seller agrees that Purchaser, its agents and representatives, may enter upon the Property at reasonable times and upon reasonable prior written notice for the purpose of making surveys, test borings, soil analyses and engineering studies, and to perform all other activities as Purchaser may deem necessary, provided that Purchaser provide Seller with evidence of public liability and property damage insurance in an amount, issued by company and on a form reasonably acceptable to Seller.
          15(b) Purchaser shall be responsible for the removal of dirt, mud, and debris from the streets fronting the Building Pads where dwellings are under construction. Seller shall be responsible for performing those tasks and snow removal on all streets until public dedication or acceptance by the applicable Condominium or Homeowners’ Association thereof. The terms “streets” and “roads” shall mean all streets and roads shown on Exhibit “A-2” , as well as any access roads connecting those roads shown on the subdivision and/or Condominium Plats to any other road, highway or thoroughfare.
          15(c) All notices and other communications hereunder shall be in writing, and be deemed to have been received (i) immediately upon personal delivery or confirmed fax receipt, (ii) one (1) business day after being sent by confirmed overnight mail, or (iii) upon actual receipt, if mailed by certified mail, return receipt requested, postage prepaid:

If to Purchaser:	NVR, INC.
13226 Lovers Lane
Culpeper, VA 22701
Attn: Andrew C. Holzwarth
Facsimile: 540/727-2004

with a copy to:	NVR, INC.
12600 Fair Lakes Circle
Suite 210
Fairfax, VA 22033
Attn: Rainer Altmann
Facsimile No.: 703/631-5022

with a copy to:	NVR, INC.
12600 Fair Lakes Circle
Suite 210

Fairfax, VA 22033
Attn: Ed Kirschner
Facsimile No.: 703/631-5022

with a copy to:	SHULMAN, ROGERS, GANDAL, PORDY & ECKER, P.A.
11921 Rockville Pike, Third Floor
Rockville, MD 20852
Attn: Michelle R. Curtis, Esq.
Facsimile No.: 301-230-2891

If to Seller, to:	HM ACQUISITION GROUP LLC
210 5th Street, NE
Charlottesville, VA 22902
Attn: J.P. Williamson
Facsimile No.: 434-979-7779

with a copy to:	ASSET CAPITAL PARTNERS, L.P.
4733 Bethesda Avenue, Suite 800
Bethesda, MD 20814
Attn: Peter Minshall
Facsimile No.: 301-656-1960

with a copy to:	KENNERLY LAMISHAW & ROSSI LLP
707 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90077
Attn: Howard Parelskin
Facsimile No.: 213-596-5791

If to Escrow Agent, to:	LAWYERS TITLE INSURANCE CORPORATION
11 North Washington Street, Suite 620
Rockville, MD 20850
Attn: Carson Mills
Facsimile No.: 301-294-1910
          The parties hereto shall be responsible for notifying each other of any change of address or facsimile number.
          15(d) Purchaser shall have the right to review and approve or disapprove any and all changes made to the proposed, submitted and/or approved development documents, including, but not limited to, plans, designs and drawings, including Site Plans, construction (all types), landscape improvements (trees, shrubs, fences and walls) and covenants, restrictions and easements of record, provided that Purchaser’s approval shall not be unreasonably withheld, conditioned or delayed, and provided that failure to respond to a request for approval within ten (10) business days shall be deemed approval. The parties agree that any revised Building Pad configuration and/or change in the Building Pad yield arising from any such revised development documents shall, if modifying the anticipated Record Plat, constitute the Building Pads that are the subject of this Agreement.
          15(e) If any term, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be invalid or unenforceable, this Agreement shall not be affected thereby, and each term shall be valid and enforceable to the fullest extent permitted by law.
          15(f) It is the intention of the parties hereto that all questions with respect to the construction of this Agreement, and the rights or liabilities of the parties hereunder, shall be determined in accordance with the laws of the jurisdiction in which the Property is located, without regard to conflict of law rules. Time is hereby declared to be of the essence in the performance of each of Seller’s obligations hereunder.
          15(g) Any date specified in this Agreement which is a Saturday, Sunday or legal holiday shall be extended to the first regular business day after such date, which is not a Saturday, Sunday or legal holiday.
          15(h) This Agreement, together with the Exhibits, contains the final and entire agreement between the parties hereto. No change or modification of this Agreement or any waiver of the provisions hereof shall be valid unless the same is in writing and signed by the parties hereto. Waiver from time to time of any provision hereunder will not be deemed to be a full waiver of such provision or a waiver of any other provisions hereunder. The terms of this Agreement are mutually agreed to be clear and unambiguous, shall be considered the workmanship of all of the parties and shall not be construed against the drafting party.
          15(i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
          15(j) Titles to Paragraphs and Subparagraphs are for convenience only, and are not intended to limit or expand the covenants and obligations expressed thereunder.
          15(k) In the event of any dispute or controversy arising out of or relating to this Agreement or the parties’ compliance therewith, it is agreed that the exclusive forum for determination of any and all such disputes or controversies shall be the appropriate trial court for the jurisdiction in which the Property is located. Moreover, in addition to any other relief to which it may be entitled, the prevailing party shall be entitled to recover its attorneys’ fees and costs incurred in regard to such dispute or controversy. THE PARTIES WAIVE THEIR RESPECTIVE RIGHTS OF TRIAL BY JURY.

          15(m) Seller recognizes that Purchaser is subject to the requirements of Revised Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, an authoritative accounting pronouncement issued by the Financial Accounting Standards Board. Seller confirms that it has an affirmative obligation to timely cooperate in all material respects with the Purchaser’s obligation to comply with the financial reporting requirements of FIN 46R, including providing Seller’s financial statements (i.e., balance sheet, income statement and statement of cash flows) prepared in accordance with generally accepted accounting principles on a quarterly basis as established by buyer and certain other information such as, but not limited to, asset values, development stage, cost estimation, etc. Purchaser agrees that such information shall be used only to prepare financial statements in accordance with generally accepted accounting principles to comply with the Purchaser’s legal financial reporting obligations to the Securities and Exchange Commission and other users of Purchaser’s audited financial statements. Such information shall not be distributed individually to any other third party nor used for any other purposes. Financial information provided will be consolidated with other information from multiple entities and will not be identified in any of Purchaser’s public financial reports on an individual or specific attribution basis. The information will be collected, controlled and kept confidential by the Purchaser’s Chief Accounting Officer, or his designee, and will not be shared or distributed to the Purchaser’s operations personnel in any form, oral or written.
     16. ASSIGNMENT; SURVIVAL. Seller may not assign this Agreement to any party other than affiliated entities controlled by Seller without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser may not assign this Agreement to any party other than affiliated entities controlled by Purchaser without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to satisfaction of the conditions described in Section 5, above, sale of a majority of membership interests in Seller, or a sale of membership interests causing a change in decision-making authority for the Seller, shall be deemed an assignment for the purposes of this provision. The Agreement shall be binding upon the parties hereto and each of their respective heirs, executors, administrators, successors and assigns. Unless otherwise expressly provided, the provisions hereof as to any particular Building Pad shall survive the execution and delivery of the applicable deed(s) executed hereunder for a period of eighteen (18) months and thereafter shall expire and be of no further force and effect.
     17. RULE AGAINST PERPETUITIES. Solely for the purpose of avoiding the rule against perpetuities, and not as a modification to any provisions of this Agreement, all obligations of the parties under this Agreement shall be fully performed no later than twenty-one (21) years from the Effective Date.
     18. FORCE MAJEURE. In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of labor difficulties, inability to procure materials, restrictive governmental laws or regulations, insurrection, war, acts of God, acts of terrorism, or other reason of like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, specifically excluding moratorium (except for purposes of the time periods set forth in Section 5(f), above), then performance of such act shall be excused for the period of the delay, and thereafter the period for the performance of any such act shall be extended for the lesser of (i) a period equivalent to the period of such delay, or (ii) eleven (11) months. If upon the expiration of the extension period the required performance remains unperformed by Seller, Purchaser may either postpone said performance pursuant to Paragraph 4 and forthwith continue to settle on Units as provided herein, or Purchaser may at its option declare this Agreement terminated and in such event the Deposit shall be returned to Purchaser and there shall be no further liability on the part of either party to the other.
     19. EFFECTIVE DATE. This Agreement shall become effective on the date last signed (“Effective Date”). In addition, this Agreement, and any waiver or modification hereto, will only be effective if signed by the Area President of Purchaser and at least two (2) other officers of Purchaser.
[SIGNATURE PAGE FOLLOWS]

     WITNESS, the following signatures and seals.

SELLER:

WITNESS:	HM ACQUISITION GROUP LLC

	By:	/s/ Peter C. Minshall

	Name:	Peter C. Minshall
	Title:	CEO
	Date:	4/10/06

PURCHASER:

WITNESS:	NVR, INC.

	By:	/s/ Rainer Altmann

	Name:	Rainer Altmann
	Title:	Area President
	Date:	03/23/06

	By:	/s/ Andrew C. Holzwarth

	Name:	Andrew C. Holzwarth
	Title:	Vice President & Division Manager
	Date:	3/20/06

	By:	/s/ L. Alan Shearer

	Name:	L. Alan Shearer
	Title:	Senior Vice President, Land
	Date:	3/22/06

STATE OF	)

) ss:
COUNTY OF	)

     I HEREBY CERTIFY that on the___day of                    , 2006, before the subscriber, a Notary Public in and for the above jurisdiction, personally appeared                                         , who has satisfactorily been proven to be the person whose name is subscribed to the within instrument, who acknowledged himself to be the                                        of HM ACQUISITION GROUP LLC and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public
My Commission Expires:

STATE OF	)

) ss:
COUNTY OF	)

     I HEREBY CERTIFY that on the___day of                    , 2006, before the subscriber, a Notary Public in and for the above jurisdiction, personally appeared Rainer Altmann, who has satisfactorily been proven to be the person whose name is subscribed to the within instrument, who acknowledged himself to be the Area President of NVR, INC., a Virginia corporation and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation.
     GIVEN, my hand and official seal this___day of                                          , 2006.

Notary Public
My Commission Expires:

STATE OF	)

) ss:
COUNTY OF	)

     I HEREBY CERTIFY that on the___day of                    , 2006, before the subscriber, a Notary Public in and for the above jurisdiction, personally appeared Andrew C. Holzwarth, who has satisfactorily been proven to be the person whose name is subscribed to the within instrument, who acknowledged himself to be the Vice President & Division Manager of NVR, INC., a Virginia corporation and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation.
     GIVEN, my hand and official seal this___day of                                         , 2006.

Notary Public
My Commission Expires:

STATE OF	)

) ss:
COUNTY OF	)

     I HEREBY CERTIFY that on the___day of                     , 2006, before the subscriber, a Notary Public in and for the above jurisdiction, personally appeared L. Alan Shearer, who has satisfactorily been proven to be the person whose name is subscribed to the within instrument, who acknowledged himself to be the Senior Vice President, Land of NVR, INC., a Virginia corporation and that he, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation.
     GIVEN, my hand and official seal this___day of                                          , 2006.

Notary Public
My Commission Expires:

LIST OF EXHIBITS

A-1.	Legal Description of the Property

A-2.	Record Plat(s)

A-3.	Site Plan

B.	Phase I Environmental Study

C.	Escrow Agreement

D.	Building Location Plan

E.	Purchaser/Seller Responsibility Schedule

F-1.	Building Pad Inspection Report

F-2.	Building Pad Completion Report

G.	Elevation Drawings